Exhibit 99.1

Press Release
Contact:
David W. Wehlmann Executive Vice President & Chief Financial Officer

AMEX SYMBOL: GW

FOR IMMEDIATE RELEASE: HOUSTON, TEXAS — APRIL 26, 2004, GREY WOLF, INC. ANNOUNCES OPERATING RESULTS FOR THE QUARTER ENDED MARCH 31, 2004

Houston, Texas, April 26, 2004 — Grey Wolf, Inc. (“Grey Wolf” or the “Company”) (AMEX-GW), reported a net loss of $6.4 million, or $0.04 per share on a diluted basis, for the three months ended March 31, 2004, compared with a net loss of $9.6 million, or $0.05 per share on a diluted basis, for the first quarter of 2003. Revenues for the first quarter of 2004 were $75.2 million compared with revenues for the first quarter of 2003 of $62.4 million.

“In the first quarter, we continued to see further strengthening in the demand for the Company’s services, we added to the Company’s position in the new markets we’ve entered and ongoing interest expense was reduced,” commented Tom Richards, Chairman, President and Chief Executive Officer. “Commodity prices are historically strong and the U.S. land rig count is up 19% from a year ago, finally reaching levels that could prompt improvements in dayrates. We expect our results in the remainder of 2004 to reflect these improved fundamentals,” said Mr. Richards.

Grey Wolf averaged 65 rigs working in the first quarter of 2004 compared to 62 rigs working in the fourth quarter of 2003. Total operating margin for the first quarter of 2004 was $12.7 million compared with $7.1 million for the first quarter of 2003. Operating margin consists of revenues less drilling operations expenses. Of the total operating margin for the first quarter of 2004, $4.1 million was attributable to turnkey activity and $8.6 million to daywork.

“In April 2004, we increased our presence in the active Rocky Mountain market by acquiring New Patriot Drilling Corp. (“Patriot”) and its fleet of 10 rigs in Wyoming and Colorado. In West Texas, we’ve activated two additional rigs, and our working rig count rose from 67 at the time of our last conference call to 84 rigs working today including eight of the rigs acquired from Patriot. We are also pleased to announce that we will be moving a 1,000 horsepower rig to Mexico to work for a major oil service company in the Burgos Basin. We expect operations to start in May 2004, and continue for approximately twelve months,” continued Mr. Richards.

“We refinanced the remainder of our senior notes, completing a move begun nearly a year ago to lengthen our debt maturities and reduce our annual interest expense from $24.0 million to approximately $8.6 million at current interest rates — an expected savings of $15.4 million a year,” concluded Mr. Richards.

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — APRIL 26, 2004

As previously announced, on March 31, 2004, the Company issued $100.0 million of floating rate contingent convertible senior notes due 2024. The majority of the proceeds were placed in escrow for the redemption of the remaining $85.0 million aggregate principal amount of the Company’s 8-7/8% Senior Notes due 2007. The 8-7/8% Senior Notes will be redeemed at 102.958%, plus accrued interest, on April 30, 2004. The first quarter 2004 net loss includes approximately $2.5 million of pre-tax costs (approximately $1.7 million after tax) for the redemption premium on the 8-7/8% Senior Notes.

Capital expenditures were $4.5 million for the first quarter of 2004. The Company currently has 95 marketed rigs and 17 cold-stacked rigs that can be deployed quickly with relatively little capital outlay. In addition, 15 inventory rigs are available for refurbishment and reactivation as demand dictates. Capital expenditures for 2004 are currently projected to be $30.0 million to $34.0 million, subject to the actual level of rig activity and exclusive of the acquisition cost of Patriot.

Based on currently anticipated levels of activity and dayrates, the Company expects to generate an operating margin of approximately $16.5 million, or $2,150 per rig day for the second quarter of 2004. Net loss per share is expected to be approximately $0.02 on a diluted basis, using a tax benefit rate of approximately 26% based upon the expected level of loss. The Company expects depreciation expense of approximately $14.0 million and interest expense of approximately $4.0 million in the second quarter of 2004. Projected interest expense for the second quarter of 2004 includes approximately $1.8 million for the accelerated amortization of the previously deferred financing costs, original issue discount and interest expense on the 8-7/8% Senior Notes to the redemption date.

Grey Wolf has scheduled a conference call April 28, 2004 at 9:00 a.m. CT to discuss first quarter 2004 results. The call will be web cast live on the internet through the Investor Relations page on the Company’s website at:

http://www.gwdrilling.com

To participate by telephone, call (888) 338-2139 domestically or (212) 341-7082 internationally ten to fifteen minutes prior to the starting time. The reservation number is 21192090. A replay of the conference call will be available by telephone from 11:00 a.m. CT on April 28, 2004 until 11:00 a.m. CT on April 30, 2004. The telephone number for the replay of the call is (800) 633-8284 domestically or (402) 977-9140 internationally and the access code is 21192090. The call will be available for replay through the Grey Wolf website for approximately two weeks after the conclusion of the call.

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. The specific forward-looking statements cover our expectations and projections regarding demand for the Company’s services, second quarter 2004 rig activity, dayrates and financial results, projected operating margins, projected operating margin per rig day, projected loss per share, projected tax benefit rate, projected interest expense, the start date and length of Mexican operations, the sufficiency of our capital

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — APRIL 26, 2004

resources and liquidity, depreciation and capital expenditures in 2004. These forward-looking statements are subject to a number of important factors, many of which are beyond our control, that could cause actual results to differ materially, including oil and natural gas prices and trends in those prices, the pricing and other competitive policies of our competitors, uninsured or under-insured casualty losses, cost of insurance coverage, changes in interest rates, unexpected costs under turnkey drilling contracts, weather conditions, and the overall level of drilling activity in our market areas. Please refer to our Registration Statement on Form S-3 filed with the Securities and Exchange Commission on April 9, 2004 for additional information concerning risk factors that could cause actual results to differ materially from these forward-looking statements.

Grey Wolf, Inc., headquartered in Houston, Texas, is a leading provider of contract oil and gas land drilling services in the Ark-La-Tex, Gulf Coast, Mississippi/Alabama, South Texas, West Texas and Rocky Mountain regions with a total drilling rig fleet of 127.

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — APRIL 26, 2004

	Three Months Ended March 31,
	2004	2003
	(In thousands, except per share amounts & operating data)
	(unaudited)
Revenues	$75,200	$62,387
Costs and expenses:
Drilling operations	62,537	55,285
Depreciation	12,972	12,291
General and administrative	3,140	3,246

Total costs and expenses	78,649	70,822

Operating income (loss)	(3,449)	(8,435)
Other income (expense):
Gain on sale of assets	11	21
Interest income	166	289
Interest expense	(6,166)	(6,037)
Other	—	14

Other income (expense), net	(5,989)	(5,713)

Income (loss) before income taxes	(9,438)	(14,148)
Income tax expense (benefit):
Current	—	—
Deferred	(3,007)	(4,527)

Total income tax expense (benefit)	(3,007)	(4,527)

Net income (loss) applicable to common shares	$(6,431)	$(9,621)

Basic and diluted net income (loss) per common share	$(0.04)	$(0.05)

Weighted average common shares outstanding:
Basic	181,456	181,104

Diluted	181,456	181,104

Operating data for the periods:
Total operating days	5,946	5,272
Total revenue per rig day	$12,647	$11,834
Total operating margin per rig day	2,130	1,347
Daywork operating days	5,042	4,608
Daywork revenue per rig day	$10,042	$9,255
Daywork operating margin per rig day	1,698	955
Turnkey operating days	904	664
Turnkey revenue per rig day	$27,175	$29,729
Turnkey operating margin per rig day	4,537	4,071

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — APRIL 26, 2004

	March 31,	December 31,
	2004	2003
	(Unaudited)
	(In thousands)
Condensed Balance Sheet Data:
Cash and cash equivalents	$59,150	$54,350
Restricted cash	90,759	749
Other current assets	68,804	64,560

Total current assets	218,713	119,659
Net property and equipment	395,696	404,278
Other assets	7,709	5,141

Total assets	$622,118	$529,078

Current maturities of senior notes	$84,905	$—
Other current liabilities	52,983	50,932
Contingent convertible senior notes	250,000 (1)	150,000
Senior notes	—	84,898
Other long term liabilities	3,832	4,115
Deferred income taxes	40,139	43,496
Shareholders’ equity	190,259	195,637

Total liabilities and equity	$622,118	$529,078

(1)	As previously announced, the Company expects to close on an additional $25.0 million aggregate principal amount of contingent convertible senior notes on April 27, 2004 increasing the total aggregate principal amount to $275.0 million.

	Three Months Ended
	March 31,
	2004	2003
Number of Marketed Rigs(2)	84	72

Average Rigs Working
Ark-La-Tex	16	14
Gulf Coast	17	18
South Texas	23	21
Rocky Mountain	3	1
West Texas	6	5

Total Average Rigs Working	65	59

(2)	For the week ending April 22, 2004, we had 95 marketed rigs and averaged 82 rigs working which reflects the acquisition of Patriot.

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com